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                                                                  EXHIBIT (a)(5)

                             INFORMATICA CORPORATION

                                     FORM OF
                        PROMISE TO GRANT STOCK OPTION(S)

TO: _______________

       In exchange for your agreement to cancel certain stock options ("Old Option(s)") you received from Informatica Corporation ("Informatica"), Informatica hereby promises to grant you a stock option or options, as applicable, covering [________] shares of Informatica's common stock on [March 14, 2002, or, if Informatica extends the exchange offer, a date which is at least six months and a day following the cancellation date of the Old Options] (the "New Option(s)"). The exercise price of each New Option will be the closing price of Informatica's common stock as listed on the Nasdaq National Market on [March 14, 2002, or, if Informatica extends the exchange offer, a date which is at least six months and a day following the cancellation date of the Old Options], except as otherwise set forth in the Exchange Offer Documents (as defined below). Except as otherwise set forth in the Exchange Offer Documents, each New Option will vest according to the same vesting schedule as the Old Option it replaces, subject to your continued employment with Informatica, as described below. Each New Option will otherwise be subject to the standard terms and conditions under either (1) the Informatica Corporation 1999 Stock Incentive Plan, as amended, and as may be further amended from time to time, and the applicable form of stock option agreement under that plan, or (2) the Informatica Corporation 2000 Stock Incentive Plan, as amended, and as may be further amended from time to time, and the applicable form of stock option agreement under that plan. Informatica's Board of Directors will have discretion as to which plan each New Option is granted under.

       Prior to the grant of New Options on [March 14, 2002, or, if Informatica extends the exchange offer, a date which is at least six months and a day following the cancellation date of the Old Options], it is possible that Informatica might effect or enter into a merger or other similar transaction whereby Informatica would be acquired by another company. This promise to grant stock options (this "Promise") is a binding commitment that Informatica's successors must honor and, accordingly, in the event of any such merger transaction, the acquirer would be obligated to grant you a stock option on [March 14, 2002, or, if Informatica extends the exchange offer, a date which is at least six months and a day following the cancellation date of the Old Options] covering the number of securities of the successor or other consideration that you would have been entitled to receive in exchange for the option to be granted pursuant to this Promise. Such a stock option could be for the purchase of the acquirer's stock (as opposed to Informatica's), with an exercise price equal to the fair market value of such acquirer's stock on the date of grant, and would be unaffected by the acquirer's treatment of Informatica's existing stock option plans.

       In order to receive the New Option(s), you must continue to be employed by Informatica (or one of its subsidiaries), or a successor of Informatica, as of [March 14, 2002, or, if Informatica extends the exchange offer, a date which is at least six months and a day following the cancellation date of the Old Options]. This Promise does not constitute a guarantee of employment with Informatica for any period. Unless otherwise expressly provided in your employment agreement or the applicable laws of a non-U.S. jurisdiction, your employment with Informatica will remain "at-will" and can be terminated by you or Informatica at any time, with or without cause or notice. If your employment with Informatica terminates before [March 14, 2002, or, if Informatica extends the exchange offer, a date which is at least six months and a day following the cancellation date of the Old Options], for any reason, including but not limited to your voluntary resignation,


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a reduction in force, or as the result of a merger or acquisition of Informatica by another company, you will lose all rights pursuant to this Promise to receive New Options.

       This Promise is subject to the terms and conditions of the offer to exchange options as set forth in: (i) the Offer to Exchange; (ii) the memorandum from Gaurav S. Dhillon dated July 20, 2001; (iii) the Election Form previously completed and submitted by you to Informatica; and (iv) the Notice to Withdraw from the Offer (together, the "Exchange Offer Documents"), all of which are incorporated herein by reference. The documents described herein reflect the entire agreement between you and Informatica with respect to this transaction. This Promise may only be amended by means of a writing signed by you and a duly authorized officer of Informatica.



INFORMATICA CORPORATION


By:                                     Date:
    -------------------------------           ----------------------------------

Name:                                   Title:
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